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                                                                    EXHIBIT 2.02
July 9, 1996



Centre Partners Management LLC
As Representative of the Buyers (as defined herein)
30 Rockefeller Plaza
New York, NY 10020


Attention:  Mr. Jonathan H. Kagan


Dear Sirs:

     Reference is hereby made to the Recapitalization and Stock Purchase and Sale Agreement dated June 5, 1996, among Firearms Training Systems N.V. (the "Seller"), Firearms Training Systems, Inc., and Centre Capital Investors II, L.P., Centre Partners Coinvestment, L.P., Centre Parallel Management Partners, L.P., Centre Capital Offshore Investors II, L.P., Centre Capital Tax-exempt Investors II, L.P., and State Board of Administration of Florida, (the "Buyers") and Centre Partners Management LLC ("Centre Partners") (the "Stock Purchase Agreement"). Capitalized terms used herein and not defined shall have the meanings ascribed thereto in the Stock Purchase Agreement. The Stock Purchase Agreement is hereby modified to reflect a term in the Exclusivity Agreement dated May 23, 1996, which was omitted from the Stock Purchase Agreement, to provide that the Redemption Price shall be increased by an amount equal to the product of (a) $151 million and (b) a fraction, the numerator of which shall be the number of days in the period from and including July 6, 1996 to and excluding the Closing Date, and the denominator of which shall be 365 and (c)
 .0821875.


     This letter agreement shall be governed and construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof.
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     If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.



                                        Very truly yours,


                                        FIREARMS TRAINING SYSTEMS
                                          INTERNATIONAL N.V.

                                        By: /s/ Jody Scheckter
                                           ---------------------
                                           Jody Scheckter

CONFIRMED AND AGREED TO BY:


CENTRE CAPITAL INVESTORS II, L.P.,
CENTRE CAPITAL OFFSHORE INVESTORS II, L.P.
CENTRE CAPITAL TAX-EXEMPT INVESTORS II, L.P.

by  Centre Partners II, L.P. as general partner of such partnerships by  Centre Partners Management LLC, attorney-in-fact

by /s/ Jonathan H. Kagan
  -----------------------
Jonathan H. Kagan
Managing Director

CONFIRMED AND AGREED TO BY:

CENTRE PARTNERS COINVESTMENT, L.P.
CENTRE PARALLEL MANAGEMENT PARTNERS, L.P.

by  Centre Partners II, LLC, as general partner

by /s/ Jonathan H. Kagan
  -----------------------
Jonathan H. Kagan
Managing Director
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CONFIRMED AND AGREED TO BY:

STATE BOARD OF ADMINISTRATION OF FLORIDA

by   Centre Parallel Management Partners, L.P., as manager
by   Centre Partners Management LLC, attorney-in-fact


by /s/ Jonathan H. Kagan
  -----------------------
Jonathan H. Kagan
Managing Director


CONFIRMED AND AGREED TO BY:

CENTRE PARTNERS MANAGEMENT LLC


by /s/ Jonathan H. Kagan
  -----------------------
Jonathan H. Kagan
Managing Director